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                                                           Exhibit (h)(2)(viii)

October 1, 2007

Natixis Funds Trust I
Natixis Funds Trust II
Natixis Funds Trust III
Natixis Funds Trust IV
Natixis Cash Management Trust
Loomis Sayles Funds I
Loomis Sayles Funds II
Hansberger International Series
Gateway Trust/1/
(collectively, the "Funds")
399 Boylston Street
Boston, MA 02116

Re: Administrative Services Fee Waiver
    ----------------------------------

Ladies and Gentlemen:

   Natixis Asset Management Advisors, L.P. ("Natixis Advisors") notifies you that it will waive its administrative services fees to be received from the Funds through June 30, 2008, by the amount of the cost savings achieved by Natixis Advisors in implementing a revised fee schedule for sub-administration services. Specifically, Natixis Advisors will waive administrative services fees each month through June 30, 2008 equivalent to the difference for such month, in dollars, between (a) the fees Natixis Advisors would have paid State Street Bank and Trust ("State Street") for sub-administrative services under the fee schedule to the Sub-Administration Agreement dated September 1, 2005, as amended January 1, 2006, and (b) the fees Natixis Advisors will pay State Street for sub-administrative services under the fee schedule to the Sub-Administration Agreement dated October 1, 2007.

   We understand that we will not have the ability in later periods to recover fees waived pursuant to this arrangement. During the period covered by this Letter Agreement, the fee waiver arrangement set forth above for the Funds may only be modified by a majority vote of the "non-interested" Trustees of the Funds.

   We understand and intend that you will rely on this undertaking in preparing and filing the Registration Statements on Form N-1A for the Funds with the Securities and Exchange Commission, in accruing each Fund's expenses for purposes of calculating the net asset value per share of each Fund's series, and for other purposes permitted under Form N-1A and/or the Investment Company Act of 1940, as amended, and expressly permit you to do so.

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/1/  For purposes of the Gateway Trust, this waiver shall be effective upon commencement of operations (expected to be February 19, 2008) through June 30, 2008.

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                                     Natixis Asset Management Advisors, L.P.
                                     By:    Natixis Distribution Corporation,
                                            its general partner

                                     By:    /s/ JOHN T. HAILER
                                            ---------------------------------
                                     Name:  John T. Hailer
                                     Title: President and Chief Executive
                                            Officer